Exhibit 99.1

Benitec Biopharma Announces the Completion of

Redomiciliation to the United States

Hayward, CA, April 15, 2020 (GLOBE NEWSWIRE) – Benitec Biopharma, Inc. (NASDAQ: BNTC) is pleased to announce that the previously announced transaction to redomicile from Australia to the United States has been fully implemented today. The redomiciliation was approved by Benitec shareholders at a Scheme Meeting held on March 26, 2020, and confirmed by the Supreme Court of Queensland on March 30, 2020.

The shares of Benitec Biopharma, Inc. common stock issued today in connection with the redomiciliation will trade on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “BNTC”, and Benitec Biopharma Inc. will continue to be subject to the reporting requirements of the U.S. Securities and Exchange Commission (“SEC”) and applicable corporate governance rules of Nasdaq. Further details regarding the implementation of the redomiciliation can be found in filings made today with the SEC.

About Benitec Biopharma, Inc.

Benitec Biopharma, Inc. (“Benitec” or the “Company”) is a development-stage biotechnology company focused on the advancement of novel genetic medicines, with headquarters in Hayward, California. The Company’s proprietary “Silence and Replace” approach combines DNA-directed RNA interference, or ddRNAi, with gene therapy to create medicines that facilitate sustained silencing of disease-causing genes following a single administration. The Company is developing ddRNAi-based therapeutics for chronic and life-threatening human conditions including oculopharyngeal muscular dystrophy (OPMD), and chronic hepatitis B. A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of section 27A of the US Securities Act of 1933 and section 21E of the US Securities Exchange Act of 1934. Any forward-looking statements that may be in this announcement are subject to risks and uncertainties relating to the difficulties in Benitec's plans to develop and commercialize its product candidates, the timing of the initiation and completion of preclinical and clinical trials, the timing of patient enrolment and dosing in clinical trials, the timing of expected regulatory filings, the clinical utility and potential attributes and benefits of ddRNAi and Benitec's product candidates, potential future out-licenses and collaborations, the intellectual property position and the ability to procure additional sources of financing. Accordingly, you should not rely on those forward-looking statements as a prediction of actual future results.

Investor Relations
M Group Strategic Communications Jay Morakis Managing Director Tel: +1 646 859 5951 Email: jmorakis@MGroupSC.com